EXHIBIT 99.1
Gladstone Land Announces Fourth Quarter and Year End 2016 Results

MCLEAN, VA, Feb 21, 2017: Gladstone Land Corporation (NASDAQ: LAND) (the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2016.
A reconciliation of funds from operations (“FFO”), Core FFO (“CFFO”) and Adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net income, to which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income, FFO, CFFO and AFFO per weighted-average share is set forth in the Quarterly and Annual Summary Information tables below, and a description of each of FFO, CFFO and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, to which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless otherwise noted.  For further detail, please refer to the Company’s Annual Report on Form 10-K (the “Form 10-K”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.SEC.gov or from the Company’s website at www.GladstoneLand.com.
Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

Quarterly Summary Information

	For and As of the Quarters Ended		Change	Change
	12/31/2016	9/30/2016	($ / #)	(%)
Operating Data:
Total operating revenues	$4,920,325	$4,469,174	$451,151	10.1%
Total operating expenses, net of credits	(2,663,809)	(2,663,340)	(469)	—%
Other expenses, net	(2,173,481)	(1,771,233)	(402,248)	22.7%
Net income available to common stockholders and OP Unitholders	$83,035	$34,601	$48,434	140.0%
Plus: Real estate and intangible depreciation and amortization	1,443,720	1,431,846	11,874	0.8%
FFO available to common stockholders and OP Unitholders	$1,526,755	$1,466,447	$60,308	4.1%
Plus: Acquisition-related expenses	3,676	122,841	(119,165)	(97.0)%
Plus: Acquisition-related accounting fees	36,750	50,500	(13,750)	(27.2)%
CFFO available to common stockholders and OP Unitholders	$1,567,181	$1,639,788	$(72,607)	(4.4)%
Net rent adjustment(1)	(123,579)	(146,192)	22,613	(15.5)%
Plus: Amortization of deferred financing costs	105,992	65,584	40,408	61.6%
AFFO available to common stockholders and OP Unitholders	$1,549,594	$1,559,180	$(9,586)	(0.6)%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	10,024,875	10,018,331	6,544	0.1%
Weighted-average OP Units outstanding(2)	1,225,478	854,116	371,362	43.5%
Weighted-average total shares outstanding	11,250,353	10,872,447	377,906	3.5%

Diluted net income per weighted-average total share	$0.007	$0.003	$0.004	132.0%
Diluted FFO per weighted-average total share	$0.136	$0.135	$0.001	0.6%
Diluted CFFO per weighted-average total share	$0.139	$0.151	$(0.012)	(7.6)%
Diluted AFFO per weighted-average total share	$0.138	$0.143	$(0.005)	(4.0)%
Cash distributions declared per common share	$0.128	$0.124	$0.004	3.0%

Balance Sheet Data:
Net investments in real estate, at cost(3)	$325,746,790	$308,737,982	$17,008,808	5.5%
Total assets	$333,985,019	$316,306,732	$17,678,287	5.6%
Total indebtedness(4)	$237,509,029	$217,230,127	$20,278,902	9.3%
Total equity	$87,777,162	$86,545,055	$1,232,107	1.4%
Total common shares + OP Units outstanding(2)	11,474,133	11,240,181	233,952	2.1%

Other Data:
Cash flows from operations	$1,190,642	$947,327	$243,315	25.7%
Farms owned	58	56	2	3.6%
Acres owned	50,592	33,800	16,792	49.7%
Occupancy rate	100.0%	100.0%	—	—%
Farmland portfolio value	$401,121,991	$379,983,991	$21,138,000	5.6%
Net asset value per share	$14.21	$13.68	$0.53	3.9%

(1)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(2)	There were 1,449,258 and 1,215,306 OP Units held by non-controlling limited partners as of December 31 and September 30, 2016, respectively.

(3)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(4)	Includes the principal balances outstanding of all borrowings, including mortgage notes and bonds payable and lines of credit, plus our Term Preferred Stock.

Annual Summary Information

	For and As of the Years Ended		Change	Change
	12/31/2016	12/31/2015	($ / #)	(%)
Operating Data:
Total operating revenues	$17,316,617	$11,901,461	$5,415,156	45.5%
Total operating expenses, net of credits	(10,260,030)	(7,332,680)	(2,927,350)	39.9%
Other expenses, net	(6,583,099)	(4,000,236)	(2,582,863)	64.6%
Net income available to common stockholders and OP Unitholders	$473,488	$568,545	$(95,057)	(16.7)%
Plus: Real estate and intangible depreciation and amortization	5,187,249	3,113,492	2,073,757	66.6%
Less: Gains on sale of real estate	—	(14,483)	14,483	(100.0)%
FFO available to common stockholders and OP Unitholders	$5,660,737	$3,667,554	$1,993,183	54.3%
Plus: Acquisition-related expenses	246,389	467,048	(220,659)	(47.2)%
Plus: Acquisition-related accounting fees	114,650	90,040	24,610	27.3%
(Minus) plus: Other (receipts) charges, net(1)	—	(408,172)	408,172	(100.0)%
CFFO available to common stockholders and OP Unitholders	$6,021,776	$3,816,470	$2,205,306	57.8%
Net rent adjustment(2)	(439,134)	(483,080)	43,946	(9.1)%
Plus: Amortization of deferred financing costs	241,302	106,806	134,496	125.9%
AFFO available to common stockholders and OP Unitholders	$5,823,944	$3,440,196	$2,383,748	69.3%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	10,007,350	8,639,397	1,367,953	15.8%
Weighted-average OP Units outstanding(3)	766,351	—	766,351	—
Weighted-average total shares outstanding	10,773,701	8,639,397	2,134,304	24.7%

Diluted net income per weighted-average total share	$0.044	$0.066	$(0.022)	(33.2)%
Diluted FFO per weighted-average total share	$0.525	$0.425	$0.101	23.8%
Diluted CFFO per weighted-average total share	$0.559	$0.442	$0.117	26.5%
Diluted AFFO per weighted-average total share	$0.541	$0.398	$0.142	35.8%
Cash distributions declared per common share	$0.495	$0.465	$0.030	6.5%

Balance Sheet Data:
Net investments in real estate, at cost(4)	$325,746,790	$222,196,559	$103,550,231	46.6%
Total assets	$333,985,019	$228,684,025	$105,300,994	46.0%
Total indebtedness(5)	$237,509,029	$142,733,157	$94,775,872	66.4%
Total equity	$87,777,162	$78,006,719	$9,770,443	12.5%
Total common shares + OP Units outstanding(3)	11,474,133	9,992,941	1,481,192	14.8%

Other Data:
Cash flows from operations	$8,402,522	$4,753,835	$3,648,687	76.8%
Farms owned	58	43	15	34.9%
Acres owned	50,592	16,810	33,782	201.0%
Occupancy rate	100.0%	100.0%	—	—%
Farmland portfolio value	$401,121,991	$285,315,980	$115,806,011	40.6%
Net asset value per share	$14.21	$14.20	$0.01	0.1%

(1)
2015 adjustments consist of the removal of (i) a credit received from our Adviser related to a property acquisition, (ii) repairs incurred as a result of a fire on one of our properties in 2014 that were expensed during 2015, and (iii) insurance proceeds received during 2015 as a result of the same fire.

(2)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(3)	There were 1,449,258 and zero OP Units held by non-controlling limited partners as of December 31, 2016 and 2015, respectively.

(4)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(5)	Includes the principal balances outstanding of all borrowings, including mortgage notes and bonds payable and lines of credit.

Highlights for Fiscal Year 2016:

*
Property Acquisitions:  Acquired 15 new farms, consisting of 33,780 total acres, for approximately $99.7 million.  On a weighted-average basis, these farms were acquired at an initial, overall capitalization rate of 5.2%, with provisions within certain of the leases (such as revenue-sharing agreements or upward rental resets based on increases in inflation indices) expected to drive that figure higher in future years;

*
Leasing Activities:  Renewed two leases with existing tenants, both of which were originally set to expire in 2016, resulting in an average increase in overall annualized income of 13.4% compared to that of the previous leases;

*
Project Completions: Completed certain irrigation improvements on three of our farms at a total cost of approximately $2.1 million, which, as stipulated in the respective lease agreements, will result in additional straight-line rental income to us of approximately $285,000 per year;

*	Financing Activities:

•	Obtained an aggregate of $54.4 million of new, long-term borrowings at an expected weighted-average effective interest rate of 3.06%, which rates are fixed for a weighted-average term of eight years;

•	Amended borrowing facilities with our two largest lenders:

▪
Expanded our borrowing facility with Federal Agricultural Mortgage Corporation (commonly referred to as "Farmer Mac") by 66.7%, increasing the size from $75.0 million to $125.0 million, and extended its term by two years; and

▪	Amended our credit facility with Metropolitan Life Insurance Company (commonly referred to as "MetLife"), through which we did the following:

◦	Expanded the overall size of the facility from $125 million to $200 million;

◦
Reduced the interest rate on approximately $85.9 million of existing borrowings by 19 basis points, resulting in annual interest savings of approximately $163,000, and fixed the new rate at 3.16% for 10 years; and

◦	Increased the overall loan-to-value ratio on the underlying collateral from 58% to 60%; and

•	Issued $28.8 million of 6.375% term preferred stock, which is mandatorily-redeemable in five years (the “Term Preferred Stock”); and

◦
In connection with certain acquisitions during the year, issued 1,449,258 units of limited partnership interests in our operating partnership (“OP Units”) at a weighted-average price of $9.90 per OP Unit, constituting an aggregate fair value of approximately $14.4 million as of the acquisition dates; and

Distributions:

•	Increased our monthly cash distributions twice during the year for a total increase in our distribution run rate of 6.3%; and

•	Paid total cash distributions during the year of $0.495 per share of common stock (including OP Units held outside of the Company).
Q4 2016 Results:  Net income for the quarter was approximately $83,000, or $0.01 per share, compared to approximately $35,000, or $0.00 per share, in the prior quarter.  AFFO for the quarter was approximately $1.5 million, or $0.14 per share, which decreased slightly from the prior quarter, primarily due to an increase in the performance-based incentive fee earned by our adviser during the quarter, additional dividend payments made on our Term Preferred Stock, which was only outstanding for a portion of the prior quarter, and increased interest expense due to additional borrowings. Increases in these expenses were mostly offset by additional rental income recorded as a result of our recent acquisitions.  We declared and paid distributions during the quarter of $0.1275 per share.
For the fourth quarter, our core operating expenses (which we define as our total operating expenses, less depreciation and amortization expense, acquisition-related expenses, any fee credits, and certain other one-time expenses) increased by approximately $108,000, or 9.7%, from the previous quarter, primarily due to an increase in the incentive fee earned by our adviser. Excluding the incentive fees earned in each of the comparable quarters, our core operating expenses decreased by approximately $39,000, or 3.6%, from the previous quarter, primarily due to lower professional fees (mainly additional third-party appraisal fees incurred in the prior quarter for updating the valuations on certain of our farms) and lower general and administrative expenses (due to writing off approximately $21,000 of bad debt expense in the prior quarter).
Our NAV per share increased by $0.53 from the prior quarter to $14.21 at December 31, 2016, primarily due to (i) a rise in market interest rates, which led to a devaluation of our long-term, fixed-rate borrowings, and (ii) an increase of approximately $3.0 million, or $0.26 per share, due to the net appreciation in value of our farmland portfolio, the majority of which was a result of the near completion of an almond orchard development project on one of our California farms.

FY 2016 Results:  Net income for the year was approximately $473,000, or $0.04 per share, compared to approximately $569,000, or $0.07 per share, in the prior year.  AFFO for the year was approximately $5.8 million, or $0.54 per share, compared to approximately $3.4 million, or $0.40 per share, in the prior year. AFFO increased primarily due to additional rental income earned on our recent acquisitions, partially offset by additional interest expense due to increased overall borrowings (including our Term Preferred Stock).
Subsequent to December 31, 2016:

•	Property Acquisition: Acquired an organic vegetable farm in Florida, consisting of 3,748 total acres, for $54.0 million at an initial capitalization rate of 5.0%;

•
Financing Activities: Obtained $32.4 million in new, long-term borrowings from an existing lender at a weighted-average effective interest rate of 3.33%, which rates, on a weighted-average basis, are fixed for the next 5+ years; and

•
Increased Distributions:  Increased our distribution run rate by 1.2%, declaring monthly cash distributions of $0.043 per share of common stock (including OP Units held outside of the Company) for each of January, February, and March, 2017.  This marks our fifth distribution increase over the past 25 months, during which time we’ve increased the distribution run rate by a total of 43.3%.

Comments from David Gladstone, President and CEO of the Company:  “2016 was our strongest year, and we believe that 2017 will be even better, as we started the year by making our largest acquisition to date. We've grown the number of farms we own at a steady pace with high-quality farms that we believe will continue to help us increase our distributions to shareholders. This growth has led to increased earnings (which we measure primarily by AFFO) per share, which, in turn, allowed us to increase the distribution rate on our common stock twice during the year. We have now increased the distributions on our common stock five times over the past 25 months for a total increase of 43% over that time. And these distributions we pay out to our stockholders have been fully covered by our funds from operations for the past five quarters. We are seeking to continue to increase our distributions to stockholders as we increase our earnings, or AFFO."
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, February 22, 2017, at 8:30 a.m. EST to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through March 22, 2017.  To hear the replay, please dial (855) 859-2056, and use playback conference number 56219748.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will be archived and available for replay on the Company’s website through April 22, 2017.
About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland and farm-related properties located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders.  The Company intends to report the current fair value of its farmland on a quarterly basis; as of December 31, 2016, the estimated net asset value of the Company was $14.21 per share.  Gladstone Land currently owns 59 farms, comprised of 54,340 acres in 7 different states across the U.S., valued at approximately $455 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 48 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution is $0.043 per month, or $0.516 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.

•	Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.

•	Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.
For stockholder information on Gladstone Land, call (703) 287-5893.  Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com.  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-K, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-K, filed today with the SEC.
The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by an independent, third-party appraiser; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate on a fee simple, “As Is” basis, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held outside of the Company).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below:

Total equity per balance sheet		$87,777,162
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(325,746,790)
Plus: estimated fair value of real estate holdings(2)	401,121,991
Net fair value adjustment for real estate holdings		75,375,201
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	220,959,029
Less: fair value of aggregate long-term indebtedness(3)(4)	(221,052,764)
Net fair value adjustment for long-term indebtedness		(93,735)
Estimated NAV		$163,058,628

Total shares outstanding(5)		11,474,133

Estimated NAV per share		$14.21

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of mortgage notes and bonds payable) and the Term Preferred Stock.

(4)	Long-term mortgage notes and bonds payable were valued using a discounted cash flow model. The Term Preferred Stock was valued based on its closing stock price as of December 31, 2016.

(5)	Includes $10,024,875 shares of common stock and 1,449,258 OP Units held by non-controlling limited partners (representing 12.6% of all OP Units issued and outstanding).
Comparison of estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-K, filed today with the SEC.
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 21, 2017.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893